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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION   OMB Number 3235-0058
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                              FORM 12b-25             SEC FILE NUMBER

                                                         0-222957


                       NOTIFICATION OF LATE FILING    CUSIP NUMBER

                                                      769397 10 0




(Check one):[X] Form 10-KSB  [ ] Form 20-K  [ ] Form 10-QSB  [ ] Form N-SAR
            [ ] Form N-CSR

     For Period Ended:              June 30, 2005
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     [  ]    Transition Report on Form 10-KSB
     [  ]    Transition Report on Form 20-K
     [  ]    Transition Report on Form 11-K
     [  ]    Transition Report on Form 10-QSB
     [  ]    Transition Report on Form N-SAR
     For the Transition Period Ended:  ______________________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

First Bancshares, Inc.
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Full Name of Registrant


N/A
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Former name if applicable

142 E. First Street
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Address of Principal Executive Office (Street and Number)


Mountain Grove, Missouri 65711
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City, State and Zip Code

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PART II - RULES 12B-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 1-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why the Form 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

The registrant is in the process of preparing and reviewing the financial information of the Company on a consolidated basis. The process of compiling and disseminating the information required to be included in the Form 10-KSB for the relevant fiscal year, could not be completed without incurring undue hardship and expense. The registrant undertakes the responsibility to file such annual report no later than 15 days after its original date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       Susan J. Uchtman          (417)                  926-5151
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           (Name)             (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
     Yes [X]       No [  ]
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
     Yes [   ]     No [X]

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      FIRST BANCSHARES, INC.
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          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.
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Date: September 28, 2005                    By:/s/Susan J. Uchtman
                                               --------------------
                                               Susan J. Uchtman
                                               Chief Financial Officer


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